UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2012

RAPTOR PHARMACEUTICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-25571	86-0883978
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Commercial Blvd., Suite 200, Novato, California 94949
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (415) 382-8111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On September 25, 2012, Raptor Pharmaceutical Corp.'s ("Raptor") wholly-owned subsidiary Raptor Therapeutics, Inc. ("Raptor Therapeutics") amended the terms of employment of Kathy Powell and appointed her Chief Quality Officer, pursuant to an Employment Agreement.
Ms. Powell's Employment Agreement has an initial term of three years commencing on September 25, 2012, and thereafter the term shall renew automatically for successive one year periods, unless either party provides notice to the other terminating the Agreement no later than the 90th day prior to the last day of the term (as extended) of the Agreement. Under the Employment Agreement, Ms. Powell is entitled to an annual salary of $245,000, the amount of which may be increased from time to time in the discretion of Raptor's board of directors, and stock options to purchase 90,000 shares of Raptor's common stock at the closing price on September 24, 2012, the business day preceding the date of grant. These stock options vest 6/48ths on the six-month anniversary of such grant and 1/48th per month thereafter and expire ten years from date of grant. Notwithstanding anything to the contrary contained in the Employment Agreement, such options will be subject to the terms and conditions of Raptor's 2010 Stock Incentive Plan, as amended from time to time, and the applicable Notice of Grant and Stock Option Agreement. In addition, Ms. Powell is eligible for annual and discretionary cash bonuses as determined by Raptor's board of directors, provided, however, that Ms. Powell must be employed on the date any such bonus actually is paid in order to be eligible to receive such bonus. The annual discretionary bonus has a target payment of 40% of Ms. Powell's base salary for the year in question.
In the event of a termination without cause or constructive termination of Ms. Powell's employment by Raptor that does not occur within the 12 months following a change in control of Raptor, Raptor will continue to (a) pay Ms. Powell's salary for 12 months after such termination and (b) reimburse or pay the cost of continuing any Raptor-sponsored group health plan coverage under COBRA for 12 months or a shorter period of time if Ms. Powell becomes eligible to enroll in another group health plan the monthly cost of which will be subsidized by at least 50% of such cost. In addition, all of Ms. Powell's vested options or stock appreciation rights with respect to Raptor's common stock will remain exercisable until the first anniversary of the termination of her employment, and all shares of Raptor common stock owned by Ms. Powell will immediately be released from any and all resale or repurchase rights restrictions.
In the event of a termination without cause or constructive termination of Ms. Powell's employment by Raptor that occurs within the 12 months following a change in control of Raptor, in addition to the payments described in the preceding paragraph, all of Ms. Powell's unvested equity and equity-based awards (including stock options) issued by Raptor or issued by the acquiring company as a replacement will vest immediately and will remain exercisable until the second anniversary of the termination of employment. All shares of Raptor common stock owned by Ms. Powell will immediately be released from any and all resale or repurchase rights restrictions. Additionally, Ms. Powell will be entitled to a lump sum payment equal to the average of the annual bonus payments received by Ms. Powell in the two years preceding the year of termination, except that (i) if two annual bonus payments have not been made prior to her termination, such lump sum payment shall be an amount equal to the annual bonus payment received by Ms. Powell with respect to the year preceding the year of termination, or (ii) if an annual bonus payment has not been made prior to her termination, such lump sum payment shall be an amount equal to 40% of her base salary.
In the event of a termination for disability or death, for 3 months after such termination, Raptor will continue to pay Ms. Powell's salary and, in the case of disability, shall reimburse or pay the cost of continuing any Raptor-sponsored group health plan coverage under COBRA.
The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.
Item 8.01 Other Events.
On September 25, 2012, Raptor's board of directors appointed Georgia Erbez, Raptor's Chief Financial Officer, to the offices of Secretary and Treasurer of Raptor.

Item 9.01 Financial Statements and Exhibits

(d)            Exhibits.
Filed
Exhibit		Here	Incorporated by Reference
No.	Exhibit Description	with	Form	File No.	Exhibit	Filing Date	Filed By
10.1	Employment Agreement, dated September 25, 2012, between Raptor and Kathy Powell.	X

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAPTOR PHARMACEUTICAL CORP.
Date: September 28, 2012	By:	/s/ Christopher M. Starr, Ph.D.
	Name: Title:	Christopher M. Starr, Ph.D. Chief Executive Officer and Director

Exhibit Index

Filed
Exhibit		Here	Incorporated by Reference
No.	Exhibit Description	with	Form	File No.	Exhibit	Filing Date	Filed By
10.1	Employment Agreement, dated September 25, 2012, between Raptor and Kathy Powell.	X